March 12, 2004

KeyCorp Real Estate Capital Markets, Inc. KeyBank Real Estate Capital

As Master Servicer 911 Main Street, Suite 1500

Annual Officer's Certification Kansas City, MO 64105

For Period of: January 1 through December 31, 2003

Tel: 816-221-8800

Re: MLMT-2003-KEY1 Pooling and Servicing Agreement Fax: 816-221-8051

Toll Free: 888-979-1200

With regard to the loans Master Serviced by KeyCorp Real Estate Capital Markets, Inc. d/b/a KeyBank Real Estate Capital (KBREC) in the above captioned transaction, and pursuant to Section 3.12 and 3.14 of the Pooling and Servicing Agreement, please be advised of the following:

    A review of the activities of KBREC during the preceding calendar year and of its performance, under the Agreement, has been made under my supervision.
    To the best of my knowledge, based on such review, KBREC has fulfilled all of its obligations under the Agreement in all material respects.
    KBREC has received no notice regarding qualification or challenge to the status of Upper-Tier REMIC or Lower-Tier REMIC as a REMIC from the Internal Revenue Service or any governing agency or body.

By: Date:

Bryan S. Nitcher 3-12-04

Bryan S. Nitcher, Vice president

Loan Servicing and Asset Management

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